Exhibit 99-1

Energy East Corporation Announces Third Quarter 2006 Financial Results

FOR IMMEDIATE RELEASE

Portland, ME, November 2, 2006, Energy East Corporation [NYSE:EAS] today announced the following financial results.

Earnings per share, basic for the quarter ended September 30, 2006, were 14 cents and for the 12 months ended September 30, 2006, were $1.68.

Earnings per share, basic for the quarter ended September 30, 2006, were the same as for the quarter ended September 30, 2005. Third quarter earnings were reduced 5 cents per share for the recognition of unamortized debt expense related to the redemption of our junior subordinated debt securities in July. This reduction was offset by lower tax expense reflecting actual 2005 tax expense as filed, revised estimates for 2006 tax expense and completion of an IRS audit for 2002/2003.

Earnings per share from continuing operations, basic for the 12 months ended September 30, 2006, decreased 2 cents per share compared to $1.70 for the 12 months ended September 30, 2005. Higher margins on electric sales which increased earnings were offset by higher operating and maintenance costs including storm-related repairs, increased reserves for uncollectible accounts and regulatory expenses. Other events reducing earnings for the twelve months ended September 30, 2006, were the debt redemption in July and the associated recognition of unamortized debt expense, and the writedown of The Energy Network's South Glens Falls generating facility in the fourth quarter of 2005.

Unaudited Consolidated Statements of Income and Energy Delivery Statistics are presented on the following pages.

Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers throughout upstate New York and New England.

Contact:	Scott Martin
Manager, Investor Relations
(207) 688-4336

Energy East Corporation
Consolidated Statements of Income - (Unaudited)

	Three Months		Twelve Months

Periods ended September 30,	2006	2005	2006	2005

(Thousands, except per share amounts)
Operating Revenues
Utility	$969,093	$966,313	$4,839,393	$4,583,705
Other	121,261	128,870	541,879	496,514

Total Operating Revenues	1,090,354	1,095,183	5,381,272	5,080,219

Operating Expenses
Electricity purchased and fuel used in generation
Utility	401,603	398,874	1,478,499	1,456,588
Other	95,060	97,965	370,898	325,334
Natural gas purchased
Utility	97,469	104,323	1,194,352	1,041,957
Other	7,709	12,068	98,893	93,164
Other operating expenses	202,677	212,404	803,922	773,231
Maintenance	57,509	51,155	206,211	197,130
Depreciation and amortization	69,921	67,451	283,110	273,820
Other taxes	58,495	56,584	253,451	248,551

Total Operating Expenses	990,443	1,000,824	4,689,336	4,409,775

Operating Income	99,911	94,359	691,936	670,444
Other (Income)	(9,873)	(13,931)	(35,708)	(32,553)
Other Deductions	12,332	3,253	23,498	14,610
Interest Charges, Net	76,818	72,718	304,842	283,138
Preferred Stock Dividends of Subsidiaries	283	283	1,130	1,667

Income from Continuing Operations Before Income Taxes	20,351	32,036	398,174	403,582
Income Taxes	(661)	10,712	151,859	154,160

Income from Continuing Operations	21,012	21,324	246,315	249,422

Discontinued Operations
Loss from businesses sold	-	-	-	(1,486)
Income taxes	-	-	-	135

Income (Loss) from Discontinued Operations	-	-	-	(1,621)

Net Income	$21,012	$21,324	$246,315	$247,801

Earnings per Share from Continuing Operations, basic	$.14	$.14	$1.68	$1.70

Earnings per Share from Continuing Operations, diluted	$.14	$.14	$1.67	$1.69

Loss per Share from Discontinued Operations, basic and diluted	-	-	-	$(0.01)

Total Earnings per Share, basic	$.14	$.14	$1.68	$1.69

Total Earnings per Share, diluted	$.14	$.14	$1.67	$1.68

Dividends Paid per Share	$.29	$.275	$1.16	$1.10

Average Common Shares Outstanding, basic	146,903	147,008	146,992	146,816

Average Common Shares Outstanding, diluted	147,702	147,588	147,690	147,286

Energy Delivery Statistics - (Unaudited)
	Three Months		Twelve Months

Periods ended September 30,	2006	2005	2006	2005

Electricity (thousands of megawatt-hours)
Residential	3,148	3,438	12,127	12,485
Commercial	2,631	2,765	9,665	9,798
Industrial	1,830	1,981	7,212	7,374
Other	537	566	2,246	2,287

Total retail	8,146	8,750	31,250	31,944
Wholesale	2,151	2,326	9,836	8,918

Total	10,297	11,076	41,086	40,862

Natural Gas (thousands of dekatherms)
Residential	5,080	4,967	73,354	81,200
Commercial	2,474	2,322	24,970	26,499
Industrial	533	505	3,720	4,133
Other	2,947	2,614	11,889	12,076
Transportation of customer-owned gas	14,287	16,037	77,464	85,320

Total retail	25,321	26,445	191,397	209,228
Wholesale	-	185	90	1,552

Total	25,321	26,630	191,487	210,780